Exhibit 10.21

EXECUTIVE SEVERANCE POLICY

This Executive Severance Policy (“Policy”) has been established by Adaptimmune Therapeutics plc (the “Company”) on March 10, 2017 to provide Executives with the opportunity to receive severance benefits following termination of employment under certain conditions. The purpose of the Policy is to attract and retain qualified executives. This Policy is applicable to all Executives regardless of base location. This Policy is intended to be a top hat welfare benefit plan under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained for a select group of management or highly compensated employees.

1.     Notice of Termination; Company’s Obligations Upon Cessation of Employment Period.

(a)     Notice of Termination.  Notice of termination will be provided in accordance with the terms of the relevant Executive’s Employment Agreement.

(b)     Company’s Obligations Upon Cessation of the Employment Period.

(i)            Accrued Benefits.  Unless stated otherwise, where terms of this Policy are inconsistent to the terms of Executive’s Employment Agreement, the terms of Executive’s Employment Agreement shall prevail. Subject to Executive’s Employment Agreement, upon Executive’s termination of employment for any reason and save as explicitly otherwise provided in Executive’s Employment Agreement, Executive shall be entitled to receive: (A) Base Salary (as defined in Executive’s Employment Agreement) earned for services rendered by Executive through the date of termination, which shall be paid on the next succeeding payroll date unless otherwise mutually agreed; (B) payment of any accrued but unused vacation as of the date of termination owed to Executive as provided for under Executive’s Employment Agreement; (C) any unpaid expense reimbursement owed to Executive under Executive’s Employment Agreement, which shall be paid within thirty (30) days of the date of termination; and (D) any amount earned, accrued and arising from Executive’s participation in, or benefits accrued under, any Company employee benefit plan or arrangement, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans and arrangements (collectively, the “Accrued Benefits”).

(ii)           Termination by Company Without Cause or by Executive For Good Reason; No Change in Control.  If the Employment Period is terminated by the Company without Cause or if Executive resigns for Good Reason other than in the twelve (12) months following a Change in Control Date, in addition to the Accrued Benefits, Executive shall be entitled to receive: (A) an amount equal to his or her Base Salary (as in effect immediately prior to termination of employment) for a period of nine (9) months following the date of termination, paid in a single lump sum as soon as administratively feasible within sixty (60) days following the date of termination; (B) any unpaid Annual Bonus (as defined in Executive’s Employment Agreement) relating to the year prior to the year in which the date of termination of employment occurs, paid in a single lump sum no later than March 15 of the year following the calendar year in which the Annual Bonus, if any, was earned; (C) at the discretion of the Board of Directors of the Company (the “Board”) a prorated amount of any Annual Bonus relating to the year in which the date of termination of employment occurs, based on the number of full calendar months worked by Executive during such year divided by twelve (12), and paid in a single lump sum no later than March 15 of the year following the calendar year in which the prorated Annual Bonus, if any, was earned; and (D) either (a) reimbursement of Executive’s payment of the full monthly premiums required for Executive’s continued participation in the Company’s group health coverage shall be pursuant to the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), through the end of the ninth (9th) month following the date of termination, provided that Executive is eligible for and timely elects to receive COBRA coverage and that such provision of healthcare does not result in discrimination in the Company’s healthcare plan in which Executive participates under Section 105(h) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder or (b) where COBRA does not apply to Executive, continuation of the health coverage provided under Executive’s Employment Agreement through the end of the ninth (9th) month following the date of termination provided such continuation is permitted under the terms of the relevant insurance, or (at the election of a UK Executive) payment of the cash equivalent of the cost to the Company of providing such health coverage during such period. The benefits identified under Section 1(b)(ii)(A) to (D) are collectively referred to as “Severance Benefits”). The payment of Base Salary under Section 1(b)(ii)(A) and any payment in respect of health coverage under Section 1(b)(ii)(D) shall be reduced by any Base Salary or health coverage payments otherwise made to Executive by way of a payment in lieu of notice under Executive’s Employment Agreement.  Executive shall not be entitled to any other salary, compensation or other benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(iii)          Termination by Company Without Cause or by Executive For Good Reason Following a Change in Control.  If the Employment Period is terminated by the Company without Cause or if Executive resigns for Good Reason within twelve (12) months following a Change in Control Date, in addition to the Accrued Benefits, Executive shall be entitled to receive: (A) an amount equal to his or her Base Salary (as in effect immediately prior to termination of employment) for a period of twelve (12) months following the date of termination, paid in a single lump sum as soon as administratively feasible within sixty (60) days following the  date of termination;  (B) any unpaid Annual Bonus relating to the year prior to the year in which the date of termination of employment occurs, paid in a single lump sum no later than March 15 of the year following the calendar year in which the Annual Bonus, if any, was earned; (C) an Annual Bonus equivalent to a 12 month bonus, relating to the year in which the date of termination of employment occurs, paid in a single lump sum no later than March 15 of the year following the calendar year in which the Annual Bonus, if any, was earned; (D) either (a) reimbursement of Executive’s payment of the full monthly premiums required for Executive’s continued participation in the Company’s group health coverage pursuant to COBRA through the end of the twelfth (12th) month following the date of termination, provided that Executive is eligible for and timely elects to receive COBRA coverage and that such provision of healthcare does not result in discrimination in the Company’s healthcare plan in which Executive participates under Section 105(h) of the Code and the regulations promulgated thereunder or (b) where COBRA does not apply to the Executive, continuation of the health coverage provided under Executive’s Employment Agreement through the end of the twelfth (12th) month following the date of termination provided such continuation is permitted under the terms of the relevant insurance, or (at the election of a UK Executive) payment of the cash equivalent of the cost to the Company of providing such health coverage during such period; and (E) immediate vesting and exercisability of all of Executive’s Company stock options that are outstanding and unvested as of the date of termination of employment (the payments and benefits set forth in this Section 1(b)(iii)(A) to (E) are hereinafter, collectively, the “CIC Severance Benefits”).  The payment of Base Salary under Section 1(b)(iii)(A) and any payment in respect of health coverage under Section 1(b)(iii)(D) shall be reduced by any Base Salary or health coverage payments otherwise made to Executive by way of a payment in lieu of notice under the Executive’s Employment Agreement.  Executive shall not be entitled to any other salary, compensation or other benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law. For the avoidance of doubt, where Company stock options are no longer outstanding as of the date of termination of employment (including as a result of any lapse in connection with a Change in Control), they shall not become exercisable following Executive’s termination by reason of this provision.

(iv)          Termination for Death or Incapacity.  If the Employment Period is terminated for death or Incapacity (as determined by the Board in its good faith judgment), in addition to the Accrued Benefits, Executive (or Executive’s estate, if applicable) shall be entitled to receive: (A) any unpaid Annual Bonus relating to the year prior to the year in which the date of termination of employment occurs, paid in a single lump sum no later than March 15 of the year following the calendar year in which the Annual Bonus, if any, was earned; and (B) a prorated amount of any Annual Bonus relating to the year in which the date of termination of employment occurs, based on the number of full calendar months worked by Executive during such year divided by twelve (12), and paid in a single lump sum no later than March 15 of the year following the calendar year in which the prorated Annual Bonus, if any, was earned. Executive (or Executive’s estate, as applicable) shall not be entitled to any other salary, compensation or other benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(v)           Termination for Cause or Resignation for Other than Good Reason.  If the Employment Period is terminated by the Company for Cause or upon Executive’s resignation (other than resignation for Good Reason), Executive shall only be entitled to receive the Accrued Benefits, and shall not be entitled to any other salary, compensation or benefits from the Company or its parent, affiliates or subsidiaries after termination of the Employment Period, except as otherwise specifically provided for under Executive’s Employment Agreement and the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(vi)          Except as otherwise expressly provided herein or in Executive’s Employment Agreement, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law including but not limited to Executive’s rights under COBRA.  The Company may offset any amounts Executive owes the Company or its affiliates or subsidiaries against any amounts the Company owes Executive hereunder subject to applicable law.

(vii)         The Company’s obligation to provide the Severance Benefits or CIC Severance Benefits to Executive shall be conditioned upon the Executive’s execution and the irrevocability of a general release in a form acceptable to the Company within 60 days following termination of employment.  Executive shall not be entitled to any other salary, compensation, or other benefits after termination of the Employment Period, for the execution of a general release form except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(viii)        Any Severance Benefits or CIC Severance Benefits payable shall not be paid until the first scheduled payment date following the date the general release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided, however,

(A)                               that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; and

(B)                               if Executive is a “specified employee” within the meaning of Section 409A, any Severance Benefits or CIC Severance Benefits payable to Executive during the first six months and one day following the date of termination that constitute nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six (6) months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of termination if such deferral had not been required.

2.     Definitions.

(a)     For purposes of this Policy, “Executive” shall mean an executive officer of the Company or a member of its group chosen by the Board or the Remuneration Committee to be subject to this Policy.

(b)     For purposes of this Policy, “Employment Agreement” shall mean the employment agreement by and between the Company or a member of its group and Executive in force from time to time.

(c)     For the purposes of this Policy, “Employment Period” shall mean the period from the effective date of employment through to the date of Executive’s termination of employment.

(d)     For purposes of this Policy, “Cause” shall mean with respect to Executive one or more of the following: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (ii) Executive’s material breach of Company rules, policies and/or procedures; (iii) Executive’s material insubordination or material non-performance or willful neglect of assigned duties; (iv) acts or omissions which bring the reputation of the Company into material disrepute; (v) any act or omission by Executive aiding or abetting a competitor, supplier or customer of the Company and/or any of its subsidiaries or affiliates to the material disadvantage or detriment of the Company and/or any of its subsidiaries or affiliates; (vi) Executive’s commission of fraud, misappropriation, embezzlement or theft; or (vii) Executive’s material breach of his or her Employment Agreement, including, but not limited to, violation of any of the restrictive covenants set forth in the Employment Agreement.

(e)     For purposes of this Policy, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) the Company materially reduces the amount of the Base Salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company or as otherwise agreed with the Executive; (ii) the Company breaches its material obligations under the Employment Agreement, or (iii) the Company materially reduces Executive’s authority, duties or responsibilities without Executive’s consent.  “Good Reason Process” shall mean that: (w) Executive notifies the Company in writing of the first occurrence of one of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (x) Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (y) notwithstanding such efforts, the Good Reason condition continues to exist; and (z) Executive terminates his or her employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred and no right to terminate for Good Reason shall exist. There is however no obligation on the Company to remedy the condition that is considered by Executive to be Good Reason.

(f)      For purposes of this Policy “Incapacity” shall be deemed to occur if the Board, in its good faith judgment,  considers that Executive is mentally or physically disabled or incapacitated such that Executive cannot perform his or her duties and responsibilities under the Employment Agreement and notifies Executive, and, within thirty (30) days of receipt of the Board’s good faith notification, either (i) Executive fails to undertake a physical and/or mental examination by a physician  mutually acceptable to the Board and Executive or (ii) after Executive undertakes a physical and/or mental examination by a physician mutually acceptable to the Board and Executive, such physician fails to certify to the Board that Executive is physically and mentally able and capable of performing his or her duties and responsibilities under Executive’s Employment Agreement.

(g)     For purposes of this Policy, a “Change in Control” shall mean the occurrence of any one or more of the following events: (i) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation in which voting securities of the Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of the Company or such surviving entity immediately after such merger or consolidation; (ii) the acquisition of all of the Company’s outstanding capital stock by a single person or entity or a group acting in concert to effect such acquisition other than an acquisition in which voting securities of the Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of the Company or such surviving entity immediately after such merger or consolidation; or (iii) the sale or disposition of all or substantially all of the assets of Company.

3.     Claims and Appeals Procedures.

(a)     Initial Claims. An Executive who believes he or she is entitled to a payment under the Policy that has not been received is to follow the Procedure as set out in Schedule A.

4.     Miscellaneous.

(a)     Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Policy. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Policy. The decision of the Administrator on any disputes arising under the Policy, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Policy. For the avoidance of doubt, the role of the Administrator is limited to the administration of this Policy and, as such, it is acknowledged that determinations by the Administrator are not final or binding with respect to any subsequent dispute resolution process and shall not be afforded a special status during any legal action.

(b)     Amendment and Termination.  The Company reserves the right to amend or terminate the Policy at any time by action of the Board. However, the Company shall consult with Executive in relation to any proposed significant amendment or termination. Where any proposed amendment or termination of this Policy substantially reduces the rights or benefits of Executive, then such amendment or termination will only take effect if made in accordance with the terms of Executive’s Employment Agreement.

(c)     At-Will Employment. The Policy does not alter the status of each Executive, for Executives based in the US such Executives are employed as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Executive the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Executive at any time, with or without Cause.

(d)     Unfunded Obligations. The amounts to be paid to Executives under the Policy are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(e)     Transfer and Assignment. Neither an Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Policy prior to the date that such amounts are paid.

(f)      References to the Company. Where the employing company of the Executive is not the Company but another member of the Company’s group, references in this Policy to the Company shall be construed accordingly and, where necessary, shall be deemed to be or include references to the relevant employing company.

Schedule A

An Executive may submit a written claim for benefits to the Administrator within 60 days after the termination of employment. The Administrator is the Remuneration Committee of the Board or its designee.  Claims should be addressed and sent to the Board Remuneration Committee, marked for the attention of the Remuneration Committee chairman, and sent by post or courier to the registered office address of Adaptimmune Therapeutics plc.

If Executive’s claim is denied, in whole or in part, Executive will be furnished with written notice of the denial within 30 days after the Administrator’s receipt of Executive’s written claim. Written notice of the denial of Executive’s claim will contain the following information:

(i)            the specific reason or reasons for the denial of Executive’s claim;

(ii)           references to the specific Policy provisions on which the denial of Executive’s claim was based;

(iii)          a description of any additional information or material required by the Administrator to reconsider Executive’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(iv)          a description of the Policy’s review procedures and time limits applicable to such procedures, including a statement of Executive’s right to bring a civil action under applicable law for example Section 502(a) of ERISA following a benefit claim denial on review.

(g)     Appeal of Denied Claims. If Executive’s claim is denied and he or she wishes to submit a request for a review of the denied claim, Executive or his or her authorized representative must follow the procedures described below:

(i)            Upon receipt of the denied claim, Executive (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after Executive has received written notification of the denial.

(ii)           Executive has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(iii)          Executive has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(iv)          The review of the denied claim will take into account all comments, documents, records and other information that Executive submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

(h)     Administrator’s Response to Appeal. The Administrator will provide Executive with written notice of its decision within 30 days after the Administrator’s receipt of Executive’s written claim for review. The Administrator’s decision on

Executive’s claim for review will be communicated to Executive in writing and will clearly state:

(i)            the specific reason or reasons for the denial of Executive’s claim;

(ii)           reference to the specific Policy provisions on which the denial of  Executive’s claim is based;

(iii)          a statement that Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Policy and all documents, records, and other information relevant to his or her claim for benefits; and

(iv)          a statement describing Executive’s right to bring an action under applicable law for example Section 502(a) of ERISA.

(i)      Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Policy. As to such claims and disputes no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Policy under any provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety.